UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

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Proxy Statement Pursuant to Section 14(a) of the Securities

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MIPS TECHNOLOGIES, INC.

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MIPS TECHNOLOGIES, INC.

1225 CHARLESTON ROAD

MOUNTAIN VIEW, CALIFORNIA 94043

September 22, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of MIPS Technologies, Inc. to be held on Wednesday, November 12, 2008 at our corporate headquarters at 1225 Charleston Road, Mountain View, California commencing at 2:00 p.m., Pacific Time. If you cannot attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or by electronic means.

At the annual meeting:

1.	To consider and vote upon the election of three Class I directors and one Class II director;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent auditors for the current fiscal year, which ends on June 30, 2009;

Our Board of Directors has unanimously (1) nominated the three Class I directors and one Class II director, and (2) approved the appointment of the independent auditors and recommends a vote FOR the Class I directors and Class II director, and a vote FOR the approval and adoption of Proposal No. 2.

We are taking advantage of a new U.S. Securities and Exchange Commission rule that allows us to use the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. Rather, these stockholders will receive from us a notice with instructions for accessing the proxy materials and voting via the Internet or by telephone. The notice also instructs stockholders desiring paper copies of our proxy materials as to how these copies may be obtained. We expect that our application of this new rule will make the proxy distribution process more efficient and will conserve natural resources.

For further information regarding the matters to be voted on at the annual meeting, I urge you to carefully read the accompanying Proxy Statement. If you have more questions about these proposals or would like additional copies of the Proxy Statement, please contact Maury Austin, Chief Financial Officer of MIPS Technologies, Inc., at 1225 Charleston Road, Mountain View, California 94043 or by telephone at (650) 567-5000. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or by electronic means. This will not limit your right to attend or vote at the annual meeting.

Sincerely,	Sincerely,

Anthony B. Holbrook	John E. Bourgoin
Chairman	Chief Executive Officer and President

The accompanying Proxy Statement is dated September 22, 2008 and is first being made available to stockholders on or about October 1, 2008. Additional copies of our Proxy Statement and Annual Report on Form 10-K can be obtained free of charge by contacting Investor Relations at (650) 567-5100.

1225 CHARLETON ROAD	MOUNTAIN VIEW, CA 94043-1353	PHONE 650.567.5000	FAX 650.567.5150	WEB www.mips.com

MIPS TECHNOLOGIES, INC.

1225 CHARLESTON ROAD

MOUNTAIN VIEW, CALIFORNIA 94043

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 12, 2008

To the Stockholders of

MIPS TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of MIPS Technologies, Inc. will be held at our corporate headquarters at 1225 Charleston Road, Mountain View, California on November 12, 2008. The annual meeting will begin at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect three Class I directors to serve a three-year term and one Class II director to serve a one-year term;

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the current fiscal year, which ends on June 30, 2009;

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 15, 2008 are entitled to notice of and to vote at the annual meeting.

All stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote by electronic means. Any stockholder attending the annual meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of Directors of MIPS TECHNOLOGIES, INC.

Stuart J. Nichols
Vice President, General Counsel and Corporate Secretary

Mountain View, California

September 22, 2008

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope or to vote by electronic means.

1225 CHARLESTON ROAD	MOUNTAIN VIEW, CA 94043-1353	PHONE 650.567.5000	FAX 650.567.5150	WEB www.mips.com

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished by our Board of Directors to holders of our common stock, par value $0.001 per share, in connection with the solicitation of proxies by our Board of Directors for use at the 2008 Annual Meeting of MIPS Technologies, Inc. (“MIPS”) stockholders to be held on Wednesday, November 12, 2008 at our corporate headquarters at 1225 Charleston Road, Mountain View, California commencing at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof. The purposes of the annual meeting are set forth in this Proxy Statement and in the accompanying Notice of the Annual Meeting of Stockholders.

Our complete mailing address is MIPS Technologies, Inc., 1225 Charleston Road, Mountain View, California 94043, and our telephone number is (650) 567-5000.

This Proxy Statement and the accompanying form of proxy are first being made available to our stockholders on or about October 1, 2008.

Stockholders Entitled to Vote; Quorum and Vote Required

The MIPS Board of Directors has fixed the close of business on September 15, 2008 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record on this date will be entitled to notice of, and to vote at, the annual meeting. As of the close of business on the record date, there were outstanding and entitled to vote 44,371,579 shares of common stock, constituting all of the voting stock of MIPS. As of the record date, there were 3,679 holders of record of common stock. Each holder of record of our common stock on the record date is entitled to one vote per share, which may be cast either in person or by proxy, at the annual meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Shares of our common stock present, in person or by proxy, will be counted for the purpose of determining whether a quorum is present at the annual meeting. Shares that abstain from voting, and shares held by a broker nominee in “street name” which indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. In connection with Proposal No. 1, the election of directors, abstentions will have no effect on the outcome of the vote. In connection with Proposal No. 2, abstentions will have the effect of “NO” votes. Broker non-votes will have no effect on the outcome of the vote with respect to the matters to be brought before the annual meeting.

Directors will be elected at the meeting by a plurality of the votes cast. Proposal No. 2 will be decided by a majority of the vote of shares of common stock present, in person or by proxy, at the meeting and actually cast.

Proxies

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our Board of Directors for use at the annual meeting, and is accompanied by a form of proxy.

All shares of our common stock represented at the annual meeting by properly executed proxies that have not been revoked will be voted at the annual meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our Board of Directors.

Stockholders of the Company may submit notice of any matter to be brought before the annual meeting prior to the tenth day following the date that the Company makes public announcement of the date of the annual meeting. As a result, at the time of the printing of this statement, we cannot know whether we will receive notice of any other matter to be brought before the annual meeting. If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn such annual meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of MIPS, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of MIPS before the taking of the vote at the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to MIPS Technologies, Inc., 1225 Charleston Road, Mountain View, California 94043, Attention: Secretary, or hand delivered to the Secretary of MIPS at or before the taking of the vote at the annual meeting.

Please note that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and granting a proxy to the stockholder to vote the shares at the meeting.

MIPS will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from MIPS stockholders by directors, officers and employees of MIPS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith. Stockholders sharing an address may receive only one set of proxy materials to that address unless they have provided contrary instructions. MIPS will deliver promptly upon written or oral request a separate set of the proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. A stockholder may notify MIPS that he (she) wishes to receive a separate copy of the proxy materials, and stockholders sharing an address may request delivery of a single copy of the proxy materials by writing to the Secretary at our corporate headquarters, 1225 Charleston Road, Mountain View, Californian 94043 or calling (650) 567-5100.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

Our board members serve staggered three-year terms. The Board of Directors has the ability to change the size and composition of our Board of Directors.

Our Board of Directors currently consists of seven directors, divided into three classes as set forth in the following table:

Class	Expiration of Term	Board Members
Class I	2008 Annual Meeting	Anthony B. Holbrook John E. Bourgoin Robert R. Herb Robin L. Washington

Class II	2009 Annual Meeting	Fred M. Gibbons

Class III	2010 Annual Meeting	Kenneth L. Coleman William M. Kelly

The persons named as proxies in the enclosed form of proxy intend to vote proxies for the re-election of the nominees named below, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason or decline to serve as a director, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board of Directors.

Holders of our common stock will elect at the annual meeting three directors to serve as the Class I directors for a three-year term ending in 2011 or until a successor is elected and qualified or until their earlier resignation or removal. Ms. Washington was elected to our Board of Directors by the board in April 2008. Our Bylaws provide that a person so elected shall be appointed to the class next standing for election. In order that the classes will be as even in size as possible, Mr. Holbrook is standing for election as a Class II director for a one-year term or until a successor is elected and qualified or until his earlier resignation or removal.

The following table presents information regarding the nominees for election to our Board of Directors.

Name	Principal Occupation and Business Experience
CLASS II DIRECTOR NOMINEE

Anthony B. Holbrook Age: 69 Board Member since July 1998 and Chairman of the Board since August 2003.	Retired Chief Technical Officer of Advanced Micro Devices, Inc. or AMD. From 1973 until his retirement in 1994, Mr. Holbrook served in a number of executive positions with AMD including Chief Operating Officer from 1982 to 1989, President from 1986 to 1990, and Vice Chairman and Chief Technical Officer from 1989 to 1994. He continued to serve as Vice Chairman of AMD’s Board of Directors after his retirement until April 1996. Prior to his employment with AMD, Mr. Holbrook held engineering and general management positions with Fairchild Semiconductor, Inc. and Computer Microtechnology, Inc.

CLASS I DIRECTOR NOMINEES

John E. Bourgoin Age: 62 Board Member since May 1997	Chief Executive Officer and President of MIPS Technologies, Inc. Mr. Bourgoin has served as our Chief Executive Officer since February 1998 and our President since September 1996. Mr. Bourgoin also served as a Senior Vice President of Silicon Graphics, Inc., or SGI, from September 1996 through May 1998. Prior to joining SGI and since 1976, Mr. Bourgoin was employed at AMD and held various positions including Group Vice President, Computation Products Group of AMD. Mr. Bourgoin is a member of the Board of Directors of Stream Processors Inc.

Robert R. Herb Age: 47 Board Member since January 2005	Venture Partner, Scale Venture Partners (formerly known as BA Venture Partners) since July 2005. Mr. Herb was formerly an Executive Vice President and Chief Marketing Officer of Advanced Micro Devices, Inc. or AMD. From 1983 to 2004, Mr. Herb served in a number of executive positions with AMD including Vice President of Strategic Marketing for AMD’s Computation Products Group from 1996 to 1998, and Senior Vice President and Chief Marketing Officer from 1998 to 2000. He was promoted to Executive Vice President, Chief Marketing Officer and made a member of the office of the CEO in 2000. Mr. Herb is a member of the Board of Directors of Astute Networks, Inc., Enpirion, Inc., NComputing, Inc., and Siimpel.

Robin L. Washington Age: 45 Board Member since April 2008	Senior Vice President and Chief Financial Officer of Gilead Sciences, Inc. since May 2008. From 2006 to 2007, Ms. Washington was Chief Financial Officer of Hyperion Solutions, which was acquired by Oracle Corporation in March 2007. From 1986 to 2005, Ms. Washington served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller.

The following table presents information regarding our continuing directors.

Name	Principal Occupation and Business Experience
Kenneth L. Coleman Age: 65 Board Member since January 1998	Chairman, Accelrys, Inc. Since February 2006, Mr. Coleman has served as Chairman of Accelrys, Inc. He was Founder, Chairman and CEO of ITM Software, an enterprise software company, from October 2001 and until January 2006. Previously from January 1987 to August 2001, Mr. Coleman served in various senior executive positions at SGI such as Executive Vice President of Global Sales, Service and Marketing, Senior Vice President, Customer and Professional Services and Senior Vice President, Administration. Prior to joining SGI, Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of United Online, an internet service provider, City National Bank and Accelyrs (chairman), a scientific data software provider.

Fred M. Gibbons Age: 59 Board Member since July 1998	Consulting Professor, Stanford University. Since 2006, Mr. Gibbons has been a Consulting Professor in the Electrical Engineering department at Stanford University. In 1995, Mr. Gibbons founded Venture-Concept, an investment firm based in California, and was a Partner until 2006. From 1995 through 1999, Mr. Gibbons was a lecturer at the Stanford University Graduate School of Electrical Engineering. In 1981, Mr. Gibbons founded Software Publishing Corporation based in San Jose, California, a company engaged in the development of software systems for personal computer applications, and was its Chief Executive Officer through 1994.

William M. Kelly Age: 55 Board Member since January 1998	Partner, with the law firm of Davis Polk & Wardwell. Mr. Kelly has been a partner with Davis Polk & Wardwell since January 2000. Prior to that time, Mr. Kelly served in several capacities with SGI. Mr. Kelly joined SGI in 1994 as Vice President, Business Development, General Counsel and Secretary and, from 1997 to 1999, served as Senior Vice President, Corporate Operations of SGI. During 1996, Mr. Kelly also served as Senior Vice President, Silicon Interactive Group of SGI and as acting Chief Financial Officer of SGI from May 1997 to February 1998.

Benjamin A. Horowitz was a member of our Board of Directors whose term expired on August 9, 2007, the date of the 2006 Annual Meeting of Stockholders, when he did not stand for reelection to the board. Jose Franca, the co-founder of Chipidea who joined the board in 2007 in connection with the Chipidea acquisition, resigned from the Board in September 2008 following his resignation as an officer and employee in September 2008. As a result of Dr. Franca’s recent resignation, we have one vacancy on our Board of Directors, and the Board has completed action in accordance with our Bylaws to reduce the size of the board to seven members, which eliminates this vacancy.

Board of Directors’ Meetings and Committees

Our Board of Directors held four regular meetings during fiscal 2008. Our Board of Directors has determined that each of our directors other than Mr. Bourgoin qualifies as an “independent director” in accordance with NASDAQ listing requirements.

The evaluation of director independence by the Board of Directors involves application of NASDAQ’s objective criteria as well as a subjective determination of independence. In making its subjective determination of independence, the Board of Directors would generally consider commercial and other transactions and other relationships between MIPS and each director and his family members and affiliated entities.

No director or nominee attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the board on which he served during fiscal 2008, other than Ms. Washington who attended all meetings of the board and the Audit and Corporate Governance Committee that were held after she joined the board. Our independent directors meet regularly outside the presence of Mr. Bourgoin, our Chief Executive Officer. Our Board of Directors has a policy of encouraging but not requiring members to attend the Annual Meeting of Stockholders. All of our directors attended our 2007 Annual Meeting of Stockholders.

Our Board of Directors has three committees, the Audit and Corporate Governance Committee, the Compensation Committee and the Nominating Committee. Each member of these committees is an independent director in accordance with NASDAQ standards, and each member of the Audit and Corporate Governance Committee meets the special independence standards established by the Securities and Exchange Commission (“SEC”) for audit committees. Each committee has a written charter approved by the board, which is available on MIPS’ website at http://www.mips.com by clicking on “Corporate,” then “Investor Relations,” and finally on “Corporate Governance.”

During fiscal 2008, the members of the Audit and Corporate Governance Committee were Mr. Kelly (Chairman), Mr. Gibbons, Mr. Holbrook and, upon her joining the board, Ms. Washington. The Audit and Corporate Governance Committee met six times during fiscal 2008. The responsibilities of the Audit and Corporate Governance Committee include selecting, evaluating and approving the compensation of our independent auditors, reviewing and discussing with management and our independent auditors our quarterly and annual financial statements, reviewing with management and the independent auditors our internal control policies and their effectiveness and, as may be requested from time to time by our Board of Directors, performing investigations and reviewing related party transactions. Our Board of Directors has determined that Mr. Kelly satisfies the definition of an “audit committee financial expert” under SEC rules. This designation does not impose any duties, obligations or liabilities on Mr. Kelly that are greater than those generally imposed on him as a member of the Audit and Corporate Governance Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit and Corporate Governance Committee or the Board of Directors.

During fiscal 2008, the members of the Compensation Committee were Mr. Coleman (Chairman), Mr. Herb and Mr. Gibbons, who joined the committee when Mr. Horowitz ceased to be a director, and committee member, in August 2007. The Compensation Committee met eight times during fiscal 2008. The responsibilities of the Compensation Committee include administering our equity compensation plans, reviewing and approving grants under our equity compensation plans and approving other performance-based compensation, which is intended to be excluded from the deductibility limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, developing performance criteria for and periodically evaluating the performance of our Chief Executive Officer, reviewing and recommending to the full board the salary, bonus and stock incentive compensation of our Chief Executive Officer, and approving the salaries, bonuses and stock incentive compensation of our other officers.

During fiscal 2008, the members of the Nominating Committee were Mr. Holbrook (Chairman), Mr. Gibbons, Mr. Herb, Mr. Horowitz until August 2007, Mr. Kelly and, upon her joining the board, Ms. Washington. The Nominating Committee met one time during fiscal 2008. The responsibilities of the Nominating Committee include reviewing candidates and recommending nominees for election as directors.

Our Board of Directors may, from time to time, establish certain other committees to facilitate the management of MIPS.

Corporate Governance

Any stockholder wishing to communicate with our board may write to the Board of Directors, MIPS Technologies, Inc., 1225 Charleston Road, Mountain View, California, 94043. Our Secretary will review all such stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to the Company and its operations, or to take other appropriate actions with respect to such communications. Except for inappropriate or irrelevant communications, the Secretary will submit all other communications to the chairman of the board.

The Nominating Committee will consider nominees for election as a member of our Board of Directors that are recommended by stockholders. Any stockholder recommendations should be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information required in the stockholder notice required by Article II, Section 5 of our Company Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy Securities and Exchange Commission or NASDAQ rules. The stockholder should deliver the recommendations to Stuart J. Nichols, Secretary, MIPS Technologies, Inc., 1225 Charleston Road, Mountain View, California 94043. The goal of the Nominating Committee is to ensure that our board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our board. To this end, the committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits its chosen nominees to the board for approval. The Committee will evaluate all candidates in the same manner regardless of the source of recommendation. Ms. Washington was appointed to the board in April 2008. She was recommended by the Nominating Committee.

We maintain a Code of Business Conduct (“Code”), which incorporates our written code of ethics that is applicable to our chief executive officer, chief financial officer and controller. The Code of Business Conduct incorporates guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. The Code of Business Conduct incorporating the code of ethics is available on our website at http://www.mips.com by clicking on “Corporate,” then “Investor Relations,” and finally on “Corporate Governance.” Changes to or waivers of the code of ethics will be disclosed on the same website.

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that could involve a conflict of interest, including:

•	Related party transactions

•	Outside employment

•	Personal benefit from MIPS family business

•	Outside board memberships

The Code requires that covered persons report to their manager any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving related party transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit and Corporate Governance Committee of the Board of Directors, which is authorized by the Charter of the Audit and Corporate Governance Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit and Corporate Governance Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit and

Corporate Governance Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Director Compensation

The policy of the board is that compensation for independent directors should be a mix of cash and equity-based compensation. MIPS does not pay employee directors for board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the company. The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.

Directors who do not receive compensation as officers or employees of MIPS or directors, officers or employees of any of our affiliates receive an annual board membership retainer of $20,000, which is paid in four quarterly installments. The chairmen of the Audit and Corporate Governance and the Compensation Committees receive an additional annual retainer of $7,500, which is paid annually. In addition, non-employee directors receive $1,500 per meeting for personal attendance at board meetings, or $750 per meeting if the meeting is conducted telephonically, and $1,000 per meeting for personal attendance at committee meetings, or $750 per meeting if the meeting is conducted telephonically, except for meetings of the Nominating Committee, for which there is no additional retainer. Non-employee directors are reimbursed for reasonable expenses incurred in attending. The annual board membership retainer for the chairman of the board is $100,000. The “Director Compensation for Fiscal 2008” table below provides further details regarding Director compensation.

Upon a non-employee director’s election or appointment to our Board of Directors, he or she will automatically receive an initial nonstatutory stock option grant to purchase 40,000 shares of common stock. Each non-employee director who has been a director for at least six months, as of the date of our annual meeting, will automatically receive an additional annual nonstatutory stock option grant to purchase 12,500 shares of common stock on the date of the annual stockholder meeting. All stock option grants to non-employee directors are granted with an exercise price equal to the fair market value of common stock on the date of grant. Initial grants vest monthly over a 36-month period and additional annual grants vest immediately.

Under the terms of our 1998 Long-Term Incentive Plan, as amended and restated, on the date of our 2007 Annual Meeting of Stockholders held on December 6, 2007, Messrs. Coleman, Gibbons, Herb, Holbrook and Kelly were each granted options to purchase 12,500 shares. These options vested immediately and have a term of seven years.

The following table shows compensation information for MIPS’ current and former non-employee directors for fiscal 2008.

Director Compensation for Fiscal 2008

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Kenneth L. Coleman	$51,000	—	(2)	$51,000
Fred M. Gibbons	$44,750	—	(3)	$44,750
Robert R. Herb	$42,750	$34,667	(4)	$77,417
Anthony B. Holbrook	$122,000	—	(5)	$122,000
William M. Kelly	$50,750	—	(6)	$50,750
Robin Washington	$7,500	$5,132	(7)	$12,632

(1)	Amounts shown do not reflect compensation actually received by the director. Instead the amounts shown are the compensation costs recognized in our financial statements for the fiscal year ended June 30, 2008 in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 123R Share-Based Payment (SFAS No. 123R). See Note 15 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2008 regarding the assumptions underlying the valuation of equity awards.

(2)	Mr. Coleman held options to purchase 180,000 shares of common stock as of June 30, 2008.

(3)	Mr. Gibbons held options to purchase 150,000 shares of common stock as of June 30, 2008.

(4)	Amounts shown relate to Mr. Herb’s grant upon his appointment in fiscal 2005, which vests over a 36 month period. The grant date fair value of this award was $296,592 determined in accordance with the provisions of SFAS No. 123R. Mr. Herb held options to purchase 77,500 shares of common stock as of June 30, 2008.

(5)	Mr. Holbrook held options to purchase 250,000 shares of common stock as of June 30, 2008.

(6)	Mr. Kelly held options to purchase 180,000 shares of common stock as of June 30, 2008.

(7)	Amounts shown relate to Ms. Washington’s grant upon her appointment in April 2008, which vests over a 36-month period. The grant date fair value of this award was $80,520 determined in accordance with the provisions of SFAS No. 123R. Ms. Washington held options to purchase 40,000 shares of common stock as of June 30, 2008.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2008 were Kenneth L. Coleman, Robert R. Herb and Fred M. Gibbons, who joined the committee when Mr. Horowitz ceased to be a director and committee member in August 2007. Mr. Coleman, Mr. Herb and Mr. Gibbons are all “non-employee directors” under Rule 16b-3 of, and have no interlocking relationships as defined by the Securities Exchange Act of 1934, as amended. As discussed more fully under “Certain Relationships and Related Party Transactions” below, Mr. Coleman’s son-in-law is one of our employees.

Board’s Recommendation

Our Board of Directors recommends a vote “FOR” each of the nominees above.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit and Corporate Governance Committee has appointed Ernst & Young LLP as our independent auditor, to audit our consolidated financial statements for the fiscal year ending June 30, 2009. This appointment is being presented to the stockholders for ratification at the annual meeting. Ernst & Young LLP has served as our independent auditor since 1998. Representatives of Ernst & Young LLP are expected to be present at the meeting and will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Fees Paid To the Independent Auditor

The following table presents fees for professional services rendered by Ernst & Young LLP in connection with the audit of the annual financial statements for fiscal 2008 and fiscal 2007, and the fees billed for other services rendered by Ernst & Young LLP.

Audit and Non-Audit Fees

	2008	2007
Audit fees (1):
Audit fees	$2,817,000	$938,000

Total audit fees	2,817,000	938,000
Tax fees (2)	66,000	44,000

Total fees	$2,883,000	$982,000

(1)	Audit fees includes fees associated with the annual audit of our consolidated financial statements, the audit of internal controls over financial reporting, the reviews of our quarterly reports on Form 10-Q, statutory audits required for non-US subsidiaries and services normally provided by the independent auditors in connection with regulatory filings. It also includes fees associated with accounting consultations on matters that arose during, or as a result of, the audit or reviews of financial statements and statutory audits.

(2)	Tax fees include tax planning and tax advice primarily related to our international operations.

The Audit and Corporate Governance Committee has pre-approved all audit and non-audit services provided to us by Ernst & Young LLP during fiscal 2008. It is the policy of the Audit and Corporate Governance Committee to pre-approve each engagement with our independent auditors with respect to audit and non-audit services. The committee has delegated to the chairman of the committee the authority to grant pre-approvals provided that the pre-approval decision and related services are presented to the committee at its next regularly scheduled meeting.

The Audit and Corporate Governance Committee has determined that the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Board’s Recommendation

Our Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 15, 2008 except as indicated, certain information regarding the beneficial ownership of our common stock by

•	each stockholder known by us to own beneficially more than 5% of our common stock,

•	each of our directors, excluding Dr. Franca who resigned from the Board of Directors in September 2008,

•	each named executive officer listed in the Summary Compensation Table below, and

•	all directors and executive officers as a group.

In the table below, percentage ownership is based upon 44,358,590 shares of common stock outstanding as of August 15, 2008. Common stock subject to options that are currently exercisable or exercisable within 60 days of August 15, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other person. Unless otherwise indicated, the persons named have sole voting and investment power over the shares beneficially owned by them subject to community property laws. Where information is based on Schedule 13Gs filed by the named stockholder, the number of shares owned is as of the date for which information was provided in such schedule.

Shares Beneficially Owned

	Common Stock
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Wellington Management Company, LLP (1) 75 State Street Boston, MA 02109	6,145,377	13.85%
FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	5,994,942	13.51%
Trivium Capital Management, LLC (3) 600 Lexington Avenue, 23rd Floor New York, NY 10022	4,224,000	9.52%
Schroder Investment Management Inc. (4) 875 Third Avenue, 21st floor New York, NY 10022	2,983,300	6.73%
Pacific Edge Investment Management, LLC (5) 100 Hamilton Avenue, Suite 100 Palo, Alto, CA 94301	2,280,427	5.14%
Cardinal Capital Management, LLC (6) One Greenwich Office Park Greenwich, CT 06831	2,263,690	5.10%

Directors and Executive Officers: (7)
Maury Austin	1,250	*
John E. Bourgoin	1,940,698	4.38%
Kenneth L. Coleman	186,499	*
Fred M. Gibbons	132,500	*
Robert R. Herb	82,500	*
Anthony B. Holbrook	240,000	*

	Common Stock
Name of Beneficial Owner	Number	Percentage
William M. Kelly	188,746	*
Mervin S. Kato	593,483	1.34%
Sandy Creighton	823,314	1.86%
W. Patrick Hays	326,123	*
Brad Holtzinger	397,443	*
Mark Tyndall	222,461	*
Robin L. Washington	5,556	*
Directors and executive officers as a group (15 persons)	5,893,083	13.29%

*	Less than 1%.

(1)	As reported by Wellington Management Company, LLP on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. According to such Schedule 13G/A, Wellington Management Company, LLP has shared power to vote 3,315,899 shares of common stock and shared power to dispose of 6,145,377 shares of common stock. Wellington Management Company, LLP is an investment advisor whose clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(2)	As reported by FMR Corp. on Schedule 13Gs filed with the Securities and Exchange Commission on February 13, 2008. According to such Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 5,994,942 shares of common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Small Cap Fund, amounted to 4,202,025 shares of common stock. Edward C. Johnson 3d, Chairman of FMR Corp. and FMR Corp. (through its control of Fidelity), and the funds each has sole power to dispose of the 5,811,217 shares of common stock owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. According to such Schedule 13Gs, members of the Edward C. Johnson 3d’s family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp, is the beneficial owner of 183,725 shares of common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 183,725 shares and sole power to vote 162,125 shares of common stock owned by institutional accounts managed by Pyramis Global Advisors Trust Company.

(3)	As reported by Trivium Capital Management, LLC on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008. According to such schedule 13G/A, Trivium Capital Management, LLC has sole power to vote 4,068,978 shares of common stock and sole power to dispose of 4,224,000 shares of common stock and Trivium Offshore Fund, Ltd. has sole power to vote and dispose of 3,696,420 shares of common stock.

(4)	As reported by Schroder Investment Management, Inc. on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2006. According to such Schedule 13G, Schroder Investment Management, Inc. has sole power to vote and dispose of 2,983,300 shares of common stock.

(5)	As reported by Pacific Edge Investment Management, LLC on a Schedule 13G as filed with the Securities and Exchange Commission on January 23, 2004. According to such Schedule 13G, each of Pacific Edge

Investment Management, LLC and Karen Payne have shared power to vote and dispose of 2,280,427 shares of common stock. Pacific Edge Investment Management LLC is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the stock. Karen Payne is the Manager of Pacific Edge Investment Management LLC.

(6)	As reported by Cardinal Capital Management, LLC on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2008. According to such Schedule 13G, Cardinal Capital Management, LLC has sole power to vote 1,380,890 shares of common stock and sole power to dispose of 2,263,690 shares of common stock.

(7)	The table includes the following shares subject to acquisition upon exercise of options on August 15, 2008 or within 60 days thereof: Mr. Austin 1,250; Mr. Bourgoin 1,823,583; Mr. Coleman 180,000; Mr. Gibbons 120,000; Mr. Herb 77,500; Mr. Holbrook 210,000; Mr. Kelly 180,000; Mr. Kato 549,973; Ms. Creighton 756,861; Mr. Hays 321,000; Mr. Holtzinger 397,443; Mr. Tyndall 216,250; Ms. Washington 5,556 and directors and executive officers as a group 5,553,533.

Under our Rights Plan, our stockholders have the right to purchase shares of our preferred stock upon the occurrence of specified events. The documents evidencing this Rights Plan have been filed with the Securities and Exchange Commission as exhibits to registration statements on Form 8-A.

The following pages contain reports of MIPS’ Compensation Committee and the Audit and Corporate Governance Committee and a Performance Graph. Stockholders should be aware that under the rules of the SEC, this information is not considered to be “soliciting material”, nor to be “filed”, under the Securities Exchange Act of 1934. This information shall not be deemed to be incorporated by reference in any past or future filing by MIPS under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that MIPS specifically incorporates this information by reference.

COMPENSATION COMMITTEE REPORT

Composition of the Committee

During fiscal 2008, the Compensation Committee of the Board of Directors of MIPS consisted of Mr. Kenneth L. Coleman (Chairman), Mr. Robert R. Herb, and Mr. Fred M. Gibbons, who joined the committee when Mr. Horowitz ceased to be a director, and member of the committee, in August 2007. Each of Mr. Coleman, Mr. Herb and Mr. Gibbons is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and meets the definition of “non-employee director” under Rule 16b-3 of the Exchange Act.

Charter

The Compensation Committee is a standing committee of our Board of Directors whose primary objectives are to oversee, review and approve compensation for our executive officers, evaluate the performance of our Chief Executive Officer, and administer our Long-Term Incentive Plan, and our Employee Stock Purchase Plan.

Executive Compensation

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2008 Annual Meeting of Stockholders.

The Compensation Committee

Kenneth L. Coleman, Chairman

Fred M. Gibbons

Robert R. Herb

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders for our common stock, our Class B common stock, the NASDAQ Stock Market Index—U.S., and the RDG Semiconductor Composite Index. The graph assumes that $100 was invested in our Class A common stock and in each index on June 30, 2003. On November 14, 2003, we effected a re-combination of our Class A and Class B common stock into a single class of common stock. The cumulative total return for our common stock reflects the performance of our Class A common stock prior to the re-combination and the performance of our single class of common stock following the re-combination. No dividends have been declared or paid on our Class A, Class B or common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of our Compensation

We invest our resources to grow our business in a manner that will increase stockholder value. To further this objective, our Compensation Committee has designed our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives.

In order to conduct our business effectively, we must attract and retain executive officers who are highly skilled and have significant experience in the high technology industry, and in particular in semiconductors including microprocessor, analog and mixed-signal design. Our headquarters are located in the San Francisco Bay Area of California. Competition for skilled senior executives in this market is very competitive. Consequently, our compensation program for our executive officers has the further objective, as is the case for all of our employees, of better enabling us to attract effective personnel and retain them in the competitive market place in which we operate. In August 2007, we acquired Chipidea Microelectronica. S.A., a Portuguese company, (“Chipidea”) and as a result of the acquisition, we appointed Dr. Franca the Chairman and Chief Executive Officer of Chipidea to our Board of Directors and he and the former Chief Financial Officer of Chipidea were each made executive officers of the Company, prior to their resignations.

The compensation program that we provide for our executives, including our named executive officers, has three main components:

•	Salary

•	Bonus

•	Equity compensation

We also provide our executive officers with benefits under plans generally available to all salaried employees in the particular geography, a deferred compensation program in the U.S., and an automobile or automobile allowance for Messrs. Bourgoin, Franca, Dias and Holtzinger.

Process for Determining Executive Compensation

Our Compensation Committee has engaged an executive compensation consultant to assist it in establishing the compensation of our executive officers. This consultant, Frederic W. Cook & Co., Inc. has provided executive compensation advice to the Compensation Committee for over five years.

With the assistance of our compensation consultant we have identified a list of peer companies whose compensation we evaluate and use to help us establish the amounts of each element of compensation that we pay to our executive officers. These peer companies consist of companies of broadly similar size based on sales, market capitalization and number of employees (in their latest annual reports, annual revenues ranged from $77 million to $518 million, market capitalizations ranged from $75 million to $2,791 million and employees ranged from 157 to 1,728. In addition to their comparable size, we believe these companies are relevant for comparative purposes because we all participate to one extent or another in the semiconductor industry, which requires key employees with a similar set of knowledge and skills and subject to similar market conditions for executive talent, regardless of its size. We also include in the peer group our primary competitor, as we regard it as a competitor for executive talent. In addition to the evaluation of this peer group, we also use compensation industry sources to obtain relevant compensation information, including in particular the Radford surveys that focus on the technology industry. The list of companies comprising our peer group is reviewed each year to determine whether any changes should be made. During the past fiscal year, changes were made to reflect the company’s growth through the acquisition of Chipidea and our changing mix of products, which now include analog and mixed signal designs. The peer companies that we used in establishing fiscal 2009 compensation guidelines included 5 new companies and 6 companies, five of which were removed due to size and one of which was acquired. For fiscal 2008, the companies that were included in the peer group were Advanced Analogic Technology, ARM Holdings, Catalyst Semiconductor, Cirrus Logic, Exar Corporation, IXYS Corporation,

Magma Design Automation, Micrel Semiconductor, Pericom Semiconductor Corporation, PDF Solutions, PLX Technology, RadiSys Corporation, Rambus, Supertex, Tessera Technologies, Trident Microsystems and Voltera Semiconductor Corporation.

Our Compensation Committee approves the compensation for our executive officers other than our Chief Executive Officer and recommends for approval by the full Board of Directors the compensation for our Chief Executive Officer. In establishing compensation of executive officers other than our Chief Executive Officer, the committee reviews recommendations of our Chief Executive Officer.

Elements of Compensation

The following is a discussion of why we choose to pay each element of compensation and of our objectives in doing so. As further explained below, we set our executive salaries and target bonuses at the top 75% level of the peer group. We use this level for two reasons. First, our business does not involve the production of a physical product like the semiconductor companies included in the peer group. We have very limited investments in our physical facilities or in a manufacturing and distribution capability. Rather, we derive our revenue from the development, and the marketing and sales, of the highly complex architectures, processor cores and other semiconductor designs that we undertake to develop more effectively than our customers can develop on their own, or obtain from one of our competitors. As such, we believe that we are particularly reliant on executive talent that can continue to develop products for, and sell them to, our very discerning customer base. Second, we have used this relative pay scale since the formation of our company as a separate subsidiary of our former parent over 10 years ago. We believe that we will be most effective in attracting, retaining and motivating our executives if we maintain an overall compensation philosophy that is consistent with that which we have used historically to attract and retain our key employees.

Salary. We set salary amounts at levels that we believe will enable us to be competitive for executive talent in our markets, based on the review of the data provided by our compensation consultant and other market data, as described above. We establish salaries that match, approximately, those paid at the top 75% level of the peer companies that we have identified. The salary component of compensation assures our executives of a reasonable level of income at a competitive rate and we believe that paying above-median salaries helps us to attract executive talent.

Bonuses. We believe that a significant percentage of the annual cash compensation that is available to be earned by our executive officers should be tied to the achievement of corporate performance objectives, and that this serves to motivate our executive officers to meet or exceed company performance targets and provides the proper incentives for such achievement. We maintain our Performance-Based Bonus Plan for Executives with this goal in mind, as well as to enable us to offer our executive officers the opportunity to earn competitive levels of cash compensation. As with our executive officer’s salaries, the target cash bonuses under our Performance-Based Bonus Plan are set at levels that will enable our executive officers to be paid cash bonuses near the top 75% levels of our peer companies if we achieve our financial plan, and more if we exceed the plan and less if we do not.

Under our Performance-Based Bonus Plan for Executives, a specified percentage of the executive officer’s base salary is established as the target bonus and, if earned, is paid in a single payment after the end of the fiscal year. Bonuses are paid to the extent that we achieve both the revenue and operating income targets contained in the financial plan that our Board of Directors approves each year for the operation of our business. We have chosen these two metrics as the basis for management bonuses because we believe that revenue growth is the key to our ability to enhance stockholder value. Due to the acquisition of Chipidea during the first fiscal quarter of 2008, the Compensation Committee recommended and our Board of Directors approved a reset of the executive bonus program for January through June 2008 and added pro forma contribution margin as a third metric for that period. Contribution margin is an internal metric which measures the contribution of each product group to the total margin without allocations of sales, general, and administrative expenses. Our revenues consist of both contract revenue and royalties and, to the extent that we are successful in increasing contract revenues in any given period, we not only increase revenue for that period but also position ourselves for the possibility of receiving increased royalties in the future. We include operating income as a second metric in order to encourage discipline in the management of our business and in the pursuit of the higher revenues that are our goals. We believe this basic model for our executive bonus plan is well understood by both our executive officers and our Compensation Committee and that it is effective in motivating our management and is regarded as fair by them in its operation. We added proforma contribution margin as a third metric for the second half of the fiscal year in order to focus the executive team on achieving a certain level of contribution margin as the integration of Chipidea progressed. In light of the expansion of our business into two business groups as a result of the Chipidea acquisition, the Compensation Committee revised the bonus program so that those executives in a business group function have the multiplier based on a split of 50% on performance compared to the overall corporate plan and 50% on performance compared to the business group plan. Contribution margin at the business group level was added as a metric for a portion of the bonus for these executives because, with our now having two business groups, we recognized that overall operating income was not a completely effective measure of motivating the management responsible for just one group.

Under our initial Performance-Based Bonus Plan for Executives, no bonus payments will be made unless we achieve both revenue and operating income at the level of at least 90% of the targets provided for these two metrics in the financial plan. Furthermore, with the addition of pro forma contribution margin as a third metric for the second half of the fiscal year, no bonus payments will be made unless we achieve 90% of the pro forma contribution margin target in the financial plan as well. If we achieve all three metrics at the plan levels, then each participating executive officer will receive a bonus payment at his or her target percentage of salary. A maximum bonus payment of two times the target percentage will be paid under the Performance-Based Bonus Plan for Executives if actual revenues exceeds the plan target by more than 20%, actual operating income exceeds the plan target by more than 30%, and actual proforma operating margin exceeds the plan target by more than 20%. When actual performance falls between the 90% level and 120% and 130% levels for revenues, operating income and pro forma contribution margin, as applicable, a bonus payment shall be made according to a formula based on the revenue, operating income and pro forma contribution margin targets. In establishing operating income and operating margin levels for this plan we do not take account of certain income or expense items that we did not anticipate in establishing the plan and that are not reflective of the effectiveness of our operations, such as charges associated with acquisitions.

We choose to pay bonuses if we achieve less than 100% of our targets, because we do not believe it is effective to have a 100% cliff payment of bonus tied to complete achievement of our financial plan, which, as further discussed below, is not certain of achievement in any given year. That is, we believe that it is important to continue to motivate our executives for improved performance even when it becomes evident that plan levels of operating results will not be attained. We selected 90% as the threshold for this purpose because this would still represent substantial attainment of our financial plan.

In addition to the Performance-Based Bonus Plan for Executives, our Chief Executive Officer also participates in the Additional Performance-Based Bonus Plan for the CEO (“CEO Bonus Plan”). The purpose of this plan is to strengthen the focus of our Chief Executive Officer on key corporate goals and strategic corporate objectives that are identified by our Board of Directors by making an even higher percentage of the CEO’s target compensation subject to the achievement of performance goals. Under the CEO Bonus Plan, we establish a target percentage of salary that will be paid for the achievement of specific corporate goals that are developed and weighted for the fiscal year by our Board of Directors. Under this plan, following the end of each fiscal year the board will determine the percentage to which these goals have been attained. That percentage of attainment is then multiplied by the target percentage to reach an achievement percentage. Finally, the achievement percentage is multiplied by the same percentage by which the target percentage is multiplied under the Performance-Based Bonus Plan for Executives described above to determine the amount of payout under the CEO Bonus Plan. As such, the CEO is rewarded for the achievement of key goals established by our board only if this is achieved in a year that we achieve our target levels of operating performance at not less than the 90% level. For fiscal year 2008, the board delegated authority under the CEO Bonus Plan to the Chairman of the Board of Directors and the Chairman of the Compensation Committee to establish performance goals, and their weighting, and to determine the percentage to which these goals had been achieved.

We also have a two-component bonus program for our Vice President of World Wide Sales. This vice president participates in the Performance-Based Bonus Plan with other executives. In addition, this vice president is eligible to earn a separate bonus under the Special Bonus Plan for the Vice President of Worldwide Sales at a target percentage of salary based on achievement of the annual contract revenue goal. This bonus begins to accrue once we achieve 80% of plan revenue, with an achievement percentage accruing at the rate of five percent for each one percent that actual revenues exceed the 80% threshold, reaching a 100% achievement percentage if actual revenue reaches 100% of the plan. To the extent that revenue exceeds the plan, the vice president’s achievement percentage increases by two percentage points for each one percentage point that revenue exceeds the plan. The amount of bonus that can be earned under this plan is not subject to a maximum limit. After the acquisition of Chipidea, this bonus program was amended to add an additional target percentage of salary based on achievement of the contract revenue goal for the Analog businesses.

In the case of each of the Bonus Plans, our Compensation Committee (and the Board of Directors with respect to the CEO, retains the discretion to grant bonuses in amounts that are higher or lower than the amounts determined under the formula provided in each of the Bonus Plans.

In connection with our hiring of individuals to serve as executive officers, we may agree to pay certain relocation or similar bonuses or agree to certain minimum payments of our performance bonuses as we believe is necessary to allow us to attract such individual and to allow us to provide an optimal compensation package.

Equity Compensation. We grant our U.S. executive officers equity awards in the form of stock options. We believe that because stock options have value only if the price of our stock increases after the date of grant, that they effectively connect compensation with increased stockholder value. In addition, our stock options help retain key employees because they typically become exercisable over a vesting period of 36 months and if not exercised are forfeited if the employee leaves the employ of the Company. The vesting schedule also helps keep employees focused on our long-term performance. In fiscal 2006, the Board of Directors reduced the term of options granted under the Company’s equity-based compensation plans from ten years to seven years in order to reduce the expense of such option under SFAS No. 123R, and at that time reduced the standard vesting schedule from 50 to 36 months. The Compensation Committee reviews the trends and data regarding equity compensation for executives in the peer group and considers the recommendations of the CEO in light of prior grants and the desire to retain executives in granting annual stock option renewals.

We make annual grants of stock options to our executive officers. In July 2006 our Compensation Committee determined that the annual grants would be made each year on August 15 (or on the next business day if August 15 falls on a weekend). We grant new hire stock option awards to new executives. New hire grants are made on the last Thursday of each month to all employees (including executives) who commenced employment by the Monday immediately preceding the last Thursday of the month.

Benefits. We also provide our executives with benefits that are generally available to all our salaried employees in the particular geography, such as for U.S. executives participation in our employee stock purchase plan, health insurance, 401(k) plan (under which the Company matches contributions up to $2,500 in order to encourage employees to invest in the savings program) and a deferred compensation program available to all employees at a level of director and above. For further discussion, see “Nonqualified Deferred Compensation” below. The Company does not provide a traditional defined retirement plan, so the deferred compensation program provides a means for U.S. executives to structure their own savings plan. In addition, four of our executives, Mr. Bourgoin, Mr. Franca, Mr. Dias and Mr. Holtzinger, received automobiles or automobile allowances in fiscal 2008, as they each were in positions requiring numerous visits to customer and other offsite meetings or in a geography where such benefit is standard for executives.

Relationship of the Compensation Elements. We view the elements of compensation as related but distinct. The level of each compensation element is based in part, but not exclusively on competitive benchmarking consistent with our key compensation objectives. We do not have a policy for allocating compensation between our cash compensation, which is paid as salary or earned as bonus each year, and our equity compensation, which may be regarded as long term compensation because of the vesting provisions and the length of the option term.

Fiscal 2008 Compensation

The compensation of our executive officers for fiscal 2008 was consistent with the objectives and programs discussed above. The named executive officers, other than our Chief Executive Officer, received salary increases of 2% to 6%, except for Dr. Franca, who received a salary increase of 11.1% effective from the date of the acquisition of Chipidea, and Mr. Dias who received no increase. Our Chief Executive Officer’s base salary for fiscal 2008 increased by 6.25% from that of fiscal 2007.

No bonuses were paid to our executive officers for fiscal 2008 under the Performance-Based Bonus Plan for Executives or the CEO Bonus Plan under the reset half-year plan other than a performance bonus payment that was guaranteed to an executive officer in connection with his employment by us in fiscal 2008. For fiscal 2008 the target level of bonus under the Bonus Plan was 70% of base salary for our Chief Executive Officer and 40% of base salary for our other executive officers. The operating plan for fiscal 2008 was set with the same approach as used in prior years, which was to establish somewhat aggressive, but achievable, levels of growth. To put this approach into the context of our compensation, we have used a similar bonus program since fiscal 2000. In the nine fiscal years from fiscal 2000 to fiscal 2008, our operating results, and resulting bonuses, exceeded the target levels three times, and our operating results fell below the 90% threshold five times, resulting in no bonus payments. One executive hired during the fiscal year received a bonus of $25,000 as he was guaranteed a 10% bonus for each of the first two fiscal years.

The Vice President of Worldwide sales received an additional bonus of $43,837.30 under the plan for which he is eligible that is based on annual revenue, as described above.

We granted options in August 2007 to our CEO of 135,000 shares and to each of our other executive officers of between 55,000 and 75,000 shares. Consistent with the decisions made by the Board of Directors in fiscal 2006, these options have a seven-year term and vest over 36 months.

Fiscal 2009 Compensation

Our Compensation Committee has established the basic elements of compensation for our executives for fiscal 2009. The salary for our Chief Executive Officer was not increased and salaries for the other named executive officers increased by 0% to 6%. Our Chief Executive Officer and other executive officers will participate in the Performance-Based Bonus Plan for Executives, which will operate in the same manner as described above for the CEO and the other executives, including the use of the business plan established by our Board of Directors as the target for plan bonuses, except that the bonus percentage target for the COO was increased from 40% to 45%. The revenue targets for the overall corporate performance and for each business group’s performance are those that formed the basis for the financial plan for fiscal 2009, and contribution margin amounts are the respective amounts that have been incorporated into the plan for the business groups.

In addition, the Vice President of Worldwide Sales participates in the Special Bonus Plan which establishes a percentage of base salary target for achievement of the contract revenue goals for each Business Group for fiscal 2009 and the CEO and the COO each participate in additional bonus plans with target percentages of 30% and 15% respectively which are based on achievement of individual goals set by the board.

We granted options in August 2008 to our CEO of 75,000 shares and to each of our other executive officers of between 40,000 and 100,000 shares. Consistent with the decisions made by the Board of Directors in fiscal 2006, these options have a seven-year term and vest over 36 months.

Change in Control Agreements

We have entered into change in control agreements with our executive officers. These agreements provide that upon a change in control, the officer’s options and shares of restricted stock will become fully vested and the officer may elect, within six months following the change in control, to have his or her options “cashed out” based on the closing NASDAQ price on the day prior to the cash-out election. In addition, if the officer is terminated without cause, or voluntarily terminates for good reason, within 24 months after a change in control, the officer is entitled to receive a lump sum cash payment equal to 24 months salary. For further discussion, see

“Potential Payments on Termination or Change” below. We believe that the “single trigger” provision for the acceleration of equity awards only upon change of control is appropriate as this allows the executive to receive the benefits associated with equity ownership in a change of control situation at the same time as our stockholders generally. Further, this provision will encourage executives to remain in our employ throughout the uncertainty that may exist in a potential change of control situation. With regard to the “double trigger” for severance payments in the event their employment is terminated within 24 months under specified circumstances, we recognize that executives are frequently not afforded the opportunity to continue in the employ of the acquiring company following a change of control transaction, and we believe that our change of control agreements will motivate our executives to remain in our employ through any change of control transaction in which we may become involved. Further, we believe the change of control agreements enable our executives to focus on the performance of their duties and to provide us with advice about a potential change in control without being distracted about the effects of the transaction on their continued employment.

On March 7, 2008, the Company entered into a separation agreement with W. Patrick Hays, a former executive. Under the terms of the agreement, Mr. Hays’ last day of employment was March 7, 2008, at which time he ceased to be an employee of the Company. Mr. Hays received a lump sum severance payment equal to eight-months and sixteen days of salary and eight months of COBRA premiums.

Potential Payments upon Change in Control and Termination

If a change in control of MIPS had occurred on June 30, 2008 (the last day of the 2008 fiscal year) and the employment of each of the named executive officers was terminated without cause or resigned for good reason on the same date, the value of each executive officer’s severance and accelerated option vesting would be the amount shown in the table below. For purposes of the following table, we have assumed that (i) the price per share of MIPS’ common stock is equal to the closing price per share on June 30, 2008, which was the last trading day before MIPS’ fiscal year-end, (ii) options are substituted or assumed in connection with the change in control, and (iii) the value of any option that may be accelerated is equal to the excess of the closing price for a MIPS share on June 30, 2008 over the option’s exercise price (i.e., the full “spread” value of the option).

Name	Severance Payment ($)	Estimated Total Value of Option Acceleration ($)	Total ($)
John E. Bourgoin	$850,000	$93,750	$943,750
Maury Austin	$620,000	$—	$620,000
Mervin S. Kato (1)	$—	$—	$—
Sandy Creighton	$519,792	$37,500	$557,292
W. Patrick Hays (2)	$—	$—	$—
Brad Holtzinger	$504,666	$—	$504,666
Mark Tyndall	$508,800	$—	$508,800

(1)	Mr. Kato served as our Vice President, Chief Financial Officer and Treasurer from January 2006 and as our Vice President, Finance from May 2001 to January 2006 as our Corporate Controller from May 1998 to January 2006. Mr. Kato resigned effective February 15, 2008. As such, he would not have received any payment upon a change in control as of June 30, 2008.

(2)	Mr. Hays served as our Vice President, Engineering from November 2004 until his resignation, effective March 7, 2008. As such, he would not have received any payment upon a change in control as of June 30, 2008.

Tax Treatment of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other three most highly compensated executive officers of a company (excluding the chief financial officer) will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the performance-based exceptions under

Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid there under will be tax deductible by us. In general, stock options granted under our stock option plans are intended to quality under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options.

The following table summarizes compensation information for our Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of June 30, 2008, as well as for one individual who was not serving as an executive as of June 30, 2008, but who qualified for disclosure. These officers are referred to as the named executive officers.

Summary Compensation Table for Fiscal 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)
John E. Bourgoin	2008	$425,000	—	$62,625	$645,164	$—		$3,067	(5)	$1,135,856
Chief Executive Officer and President	2007	$400,000	—	$62,625	$512,746	$550,477	(4)	$3,229	(5)	$1,529,077

Maury Austin (8)	2008	$89,423	—	—	$35,183	$—		$2,646	(5)	$127,252
Vice President, Chief Financial Officer	2007	$—	—	—	$—	$—		$—		$—

Mervin S. Kato (6)	2008	$161,589	—	$—	$514,228	$—		$32,196	(5)	$708,013
Vice President, Chief Financial Officer	2007	$247,209	—	$11,300	$470,366	$146,728	(4)	$3,101	(5)	$878,704

Sandy Creighton	2008	$259,896	—	$22,600	$308,432	$—		$2,988	(5)	$593,917
Vice President, Human Resources	2007	$254,800	$38,220	$22,600	$245,820	$151,224		$3,120	(5)	$715,784

W. Patrick Hays (9)	2008	$192,809	$—	—	$439,140	$—		$229,247	(5)	$861,197
Vice President, Engineering	2007	$270,390	$500	—	$439,194	$160,487		$632	(5)	$871,203

Brad Holtzinger	2008	$252,333	—	—	$403,294	$43,837	(5)	$584	(5)	$700,048
Vice President, Worldwide Sales	2007	$238,050	—	—	$340,918	$243,654	(4)	$632	(5)	$823,254

Mark Tyndall (7)	2008	$254,400	—	—	$364,121	$—		$2,972	(5)	$621,493
Vice President, Business Development	2007	$240,000	—	—	$287,829	$142,449		$5,000	(5)	$675,278

(1)	Amounts consist of bonuses earned for services rendered in fiscal 2008.

(2)	Stock awards consist only of restricted stock awards. Amounts shown do not reflect compensation actually received by the named executive officers. Instead the amounts shown are the compensation costs recognized in our financial statements for the fiscal year noted in accordance with provisions of SFAS No. 123R. These compensation costs reflect awards granted prior to, and that vested during, the fiscal years noted. There were no restricted awards granted in fiscal 2008. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 regarding the assumptions underlying the valuation of equity awards and Note 15 in our Annual Report on Form 10-K for the year ended June 30, 2008.

(3)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead the amounts shown are the compensation costs recognized in our financial statements for the fiscal years ended June 30, 2008 and 2007 in accordance with provisions of SFAS No. 123R. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2007 and Note 15 for the year ended June 30, 2008 regarding the assumptions underlying the valuation of equity awards.

(4)	Amounts consist of bonuses earned for services rendered in fiscal 2008. The bonuses to Mr. Bourgoin were earned under our Performance-Based Bonus Plan for Executives and our CEO Bonus Plan. The bonuses to Mr. Kato, Ms. Creighton, and Mr. Hays were earned under our Performance-Based Bonus Plan for Executives. The bonuses to Mr. Holtzinger were earned under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice-President of Worldwide Sales.

(5)	Represents matching contributions under MIPS’ 401(k) plan and life insurance premiums paid by MIPS on behalf of the executive.

(6)	Mr. Kato served as our Vice President, Chief Financial Officer and Treasurer from January 2006 and as our Vice President, Finance from May 2001 to January 2006 as our Corporate Controller from May 1998 to January 2006. Mr. Kato resigned effective February 15, 2008.

(7)	Mr. Tyndall resigned as Vice President, Business Development, effective September 2, 2008.

(8)	Mr. Austin has served as our Vice President, Chief Financial Officer, since March 2008.

(9)	Mr. Hays served as our Vice President, Engineering from November 2004 until his resignation, effective March 7, 2008.

Grants of Plan-Based Awards in Fiscal Year 2008

The following table provides details regarding all plan-based awards granted to the named executive officers in fiscal 2008.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			All other Option Awards: Number of Securities Underlying Options (#) (2)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
John E. Bourgoin	8/15/07	—	—	—	135,000		7.80	$476,766
	N/A	$0	$297,500	$595,000	—		—	—
	N/A	$0	$127,500	$255,000	—		—	—
Maury Austin	3/27/08	—	—	—	250,000	(5)	3.96	$436,050
		$0	$35,769	$71,538	—		—	—
Mervin S. Kato	8/15/07	—	—	—	55,000		7.80	$194,238
	N/A	$0	$101,850	$203,700	—		—	—
Sandy Creighton	8/15/07	—	—	—	65,000		7.80	$229,554
	N/A	$0	$103,958	$207,917	—		—	—
W. Patrick Hays	8/15/07	—	—	—	60,000		7.80	$211,896
	N/A	$0	$111,401	$222,802	—		—	—
Brad Holtzinger	8/15/07	—	—	—	75,000		7.80	$264,870
	N/A	$0	$100,933	$201,866	—		—	—
	N/A	$0	$63,083	(4)	—		—	—
Mark Tyndall	8/15/07	—	—	—	75,000		7.80	$264,870
	N/A	$0	$101,760	$203,520	—		—	—

(1)	Amounts shown are estimated payouts for fiscal 2008 to Mr. Bourgoin under our Performance-Based Bonus Plan for Executives and our CEO Bonus Plan, to Mr. Austin, Mr. Kato, Ms. Creighton, Mr. Hays and Mr. Tyndall under our Performance-Based Bonus Plan for Executives and to Mr. Holtzinger under our Performance-Based Bonus Plan for Executives and our Special Bonus Plan for the Vice-President of Worldwide Sales. Mr. Austin’s estimated payouts were prorated based on the base salary earned by Mr. Austin in fiscal 2008.

(2)	All options were granted under our Long-Term Incentive Plan and generally have exercise prices equal to the fair market value on the date of grant. In general, the options vest in thirty-six equal monthly installments, unless otherwise noted. The equity awards identified in the table below are also reported in the table entitled, “Outstanding Equity Awards at Fiscal Year-End,” below.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS No. 123R.

(4)	There is no maximum amount under the Special Bonus Plan for the Vice President of Worldwide Sales. The bonus has a 25% of base salary based on achievement of the annual contract revenue goal in the corporate financial plan (25% accrues linearly at contract revenue performance levels of 0-100% of the corporate financial plan, but does not pay until 80% of the contract revenue goal in the corporate financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the financial plan. In addition, the Special Bonus Plan provides for an additional bonus of up to 15% of base salary based on achievement of the annual contract revenue goal in the financial plan for the Analog Business Group (15% accrues linearly at contract revenue performance levels of 0-100% of the Analog Business Group financial plan, but does not pay until 80% of the contract revenue goal in the Analog Business Group financial plan is achieved), plus an additional bonus of 2% for each 1% contract revenue increase above the annual contract revenue goal in the Analog Business Group financial plan. The payout is subject to adjustment on the discretion of the CEO and upon the advice and consent of the Compensation Committee. The financial plan is the Statement of Operations approved annually by the Board of Directors for the fiscal year which includes an annual corporate contract revenue goal to be used for the purposes of the 25% additional bonus above, and subsequent to the acquisition of Chipidea, also includes an annual Analog Business Group revenue goal to be used for the purposes of the 15% additional bonus above.

(5)

The vesting schedule provides for one-third of the total shares to become vested 12 months from the grant date with 1/36 th of the total shares vesting each month thereafter for the remaining 24 months.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards held by our named executive officers at June 30, 2008, the end of the 2008 fiscal year. The equity granted in 2008 is reported in the following table and in the table entitled, “Grants of Plan-Based Awards”, above.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price (S)	Option Expiration Date	Number of shares of or units of stock that have not Vested (#)		Market value of shares of or units of stock that have not Vested ($)
John E. Bourgoin	700,000	—		$8.31	5/17/12
	150,000	—		$2.95	8/7/12
	82,500	52,500	(1)	$6.47	8/15/13
	123,750	11,250	(2)	$6.35	9/21/12
	135,000	15,000	(3)	$5.01	9/17/14
	550,000	—	(4)	$3.388	8/12/13
	37,500	97,500	(15)	$7.80	8/15/14
	—	—		—	—	12,500(	12)	$46,875
Maury Austin	—	250,000	(6)	$3.96	3/27/15

Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price (S)	Option Expiration Date		Number of shares of or units of stock that have not Vested (#)		Market value of shares of or units of stock that have not Vested ($)
Mervin S. Kato	5,438	—		$18.375	5/15/09	(14)
	50,375	—		$16.44	5/15/09	(14)
	35,000	—		$8.01	5/15/09	(14)
	100,000	—		$3.388	5/15/09	(14)
	35,556	—		$6.11	5/15/09	(14)
	32,667	—		$6.47	5/15/09	(14)
	135,000	—		$8.99	5/15/09	(14)
	36,000	—		$4.52	5/15/09	(14)
	40,000	—		$2.05	5/15/09	(14)
	48,000	—		$8.01	5/15/09	(14)
	14,625	—		$16.44	5/15/09	(14)
	3,562	—		$18.375	5/15/09	(14)
	13,750	—	(15)	$7.80	5/15/09	(14)
Sandy Creighton	68,000	4,000	(5)	$6.11	8/29/12
	73,600	6,400	(7)	$4.52	8/9/14
	230,000	—	(4)	$3.3388	8/12/13
	75,000	—		$2.94	7/25/12
	225,000	—		$8.31	5/17/12
	44,000	28,000	(1)	$6.47	8/15/13
	18,056	46,944	(15)	$7.80	8/15/14
	—	—		—	—		5,000	(13)	$18,750
W. Patrick Hays	38,782	—		$8.38	3/7/09	(14)
	75,000	—		$6.11	3/7/09	(14)
	36,000	—		$6.47	3/7/09	(14)
	161,218	—		$8.38	3/7/09	(14)
	10,000	—		$7.80	3/7/09	(14)
Brad Holtzinger	43,452	—		$9.40	12/20/11
	1,548	—		$9.40	12/20/11
	12,000	1,200	(9)	$5.02	7/29/14
	177,778	22,222	(10)	$5.47	10/27/12
	9,600	—		$4.49	10/15/13
	20,400	—		$4.80	10/15/13
	36,056	22,944	(1)	$6.47	8/15/13
	17,000	1,000	(5)	$6.11	8/29/12
	18,400	1,600	(7)	$4.52	8/9/14
	6,800	—		$5.02	7/29/14
	20,833	54,167		$7.80	8/15/14
Mark Tyndall	166,667	83,333	(8)	$6.14	6/29/13
	20,833	54,167	(15)	$7.80	8/15/14

(1)	Options granted on 8/15/06 vest monthly over 36 months beginning on 9/15/06.

(2)	Options granted on 9/21/05 vest monthly over 36 months beginning on 10/21/05.

(3)	Options granted on 9/17/04 vest monthly over 50 months beginning on 10/17/04.

(4)	Options granted on 8/12/03 vest monthly over 50 months beginning on 9/12/03.

(5)	Options granted on 8/29/05 vest monthly over 36 months beginning on 9/29/05.

(6)	Options granted on 3/27/08 vest 33% on 3/27/09 and then vest monthly in 2.7% increments beginning on 4/27/09.

(7)	Options granted on 8/9/04 vest monthly over 50 months beginning on 9/5/04.

(8)	Options granted on 6/29/06 vest 33% on 6/29/07 and then vest monthly in 2.7% increments beginning on 7/29/07.

(9)	Options granted on 7/29/04 vest 24% on 7/5/05 and then vest monthly in 2% increments beginning on 8/5/05

(10)	Options granted on 10/27/05 vest 33% on 10/27/06 and then vest monthly in 2.7% increments beginning on 10/27/06.

(11)	Options granted on 10/18/03 vest monthly in 2% increments beginning on 9/12/03.

(12)	Restricted stock granted on September 17, 2004 vests in 25% annual increments beginning on September 17, 2005.

(13)	Restricted stock granted on August 5, 2004 vests in 25% annual increments beginning on August 5, 2005.

(14)	Executive officers have one year from the date of termination to exercise vested shares.

(15)	Options granted on 8/15/07 vest monthly over 36 months beginning on 9/15/07.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by the named executive officers during fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John E. Bourgoin	—	—	12,500	$94,625
Maury Austin	—	—	—	—
Mervin S. Kato	—	—	2,500	$20,125
Sandy Creighton	—	—	5,000	$40,250
W. Patrick Hays	—	—	—	—
Brad Holtzinger	—	—	—	—
Mark Tyndall	—	—	—	—

(1)	Value is the difference between the option exercise price and the fair market value of MIPS common stock on the date of exercise, multiplied by the number of shares covered by the option.

(2)	Value is the fair market value of the underlying shares on the date of vesting multiplied by the number of shares covered by the stock award.

Pension Benefits

MIPS named executive officers received no benefits in fiscal 2008 from MIPS under pension plans.

Nonqualified Deferred Compensation

The following table shows certain information for the named executive officers under the Non-Qualified Deferred Compensation Plan.

	Non-Qualified Deferred Compensation for Fiscal 2008
Name	Executive contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Loss in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year end ($) (3)
John E. Bourgoin	$275,239	—	$(61,682)	—	$735,140
Maury Austin	—	—	—	—	—
Mervin S. Kato	$77,788	—	$(17,210)	$137,391	$291,978
Sandy Creighton	$185,263	—	$(100,488)	—	$663,438
W. Patrick Hays	—	—	—	—	—
Brad Holtzinger	—	—	—	—	—
Mark Tyndall	—	—	—	—	—

(1)	The entire amounts were included in the compensation information in the “Summary Executive Compensation” table as part of each named executive officer’s fiscal 2007 compensation.

(2)	There were no above-market or preferential earnings included in these amounts.

(3)	The entire amounts were included in either the compensation information in the “Summary Executive Compensation” table or in compensation reported in previous years.

Plan Overview

The MIPS Technologies, Inc. Non-Qualified Deferred Compensation Plan is designed to provide participants with an opportunity to supplement their retirement income through the deferral of pre-tax income. Participants in the Non-Qualified Deferred Compensation Plan may defer up to 100% of compensation. Compensation includes regular salary, bonus awards and commissions. Participants in the Non-Qualified Deferred Compensation Plan have the option to choose from a portfolio of investment options and may change their investment allocation periodically. Amounts earned on the assets invested by participants are determined based upon the earnings of the investments selected by the participants. Payments under the Non-Qualified Deferred Compensation Plan may be paid in a lump sum or in up to ten equal annual installments as selected by the participant. In addition, payment will be made upon retirement, termination, hardship, death or disability.

Certain Relationships and Related Transactions

On March 7, 2008, the Company entered into a separation agreement with W. Patrick Hays, a company executive and former Vice President, Engineering. Under the terms of the agreement, Mr. Hays’ last day of employment was March 7, 2008, at which time he ceased to be an employee of the Company. Mr. Hays received a lump sum severance payment equal to eight-months and sixteen days of salary and eight months COBRA premiums.

Kenneth Coleman, Director and Chairman of the Compensation Committee, is the father-in-law of the Director of Global Corporate Services, Ernest Evans. He does not have direct management or control over Mr. Evan’s responsibilities and does not recommend or approve Mr. Evan’s salary. Mr. Coleman does approve the annual stock option renewal grants as a member of the Compensation Committee but he does not recommend the amounts of the grants. The recommendation is from Mr. Evan’s manager with input from Human Resources and the annual renewals are subject to approval by the CEO. Mr. Evans’ compensation in fiscal 2008 was $143,880, which included salary, bonus and matching contributions under MIPS’ 401(K) plan, and was granted an option on August 15, 2007 to purchase 7,500 shares of our common stock with an exercise price of $7.80.

Nuno Franca is the brother of Dr. Jose Franca, who was the former CEO of Chipidea and became a member of our Board of Directors and the President and General Manager of the Analog Business Group after Chipidea was acquired by MIPS. Nuno Franca holds the position of Division Director of CAD and Technology. Nuno Franca’s compensation was $156,093 for the period from acquisition of Chipidea (August 27, 2007) to June 30, 2008 as calculated by using the average exchange rate for the period August 27, 2007 to June 30, 2008.

Ana Gomes, sister-in-law of Dr. Jose Franca, was in the Legal Department of the Analog Business Group through April 2008, at which time she resigned her employment and entered into a mutual separation agreement. Ms. Gomes’ compensation was $222,376 for the period from the acquisition of Chipidea (August 27, 2007) to June 30, 2008 as calculated by using the average exchange rate for the period August 27, 2007 to June 30, 2008.

A derivative action entitled In re MIPS Technologies, Inc. Derivative Litigation, Case No. C-06-06699-RMW, was filed on October 27, 2006, in the United States District Court, Northern District of California, against certain current and former MIPS officers and directors and MIPS as a nominal defendant. The complaint in the action alleged that the individual defendants breached their fiduciary duties and violated California and federal securities laws as a result of, among other things, purported backdating of stock option grants, insider trading and the dissemination of false financial statements. Plaintiff sought to recover purportedly on behalf of MIPS, unspecified monetary damages, corporate governance changes, equitable and injunctive relief, and fees and costs. A motion to dismiss the amended consolidated complaint was granted on August 13, 2008, without leave for plaintiff to amend.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report to the Securities and Exchange Commission and the NASDAQ National Market their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 filed pursuant to the Exchange Act furnished to us, we believe that during fiscal 2008, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

REPORT OF THE AUDIT AND CORPORATE GOVERNANCE COMMITTEE

The management of MIPS is responsible for establishing and maintaining internal controls and for preparing the consolidated financial statements of MIPS. The independent auditors are responsible for auditing the consolidated financial statements. It is the responsibility of the Audit and Corporate Governance Committee to oversee these activities.

The Audit and Corporate Governance Committee has reviewed and discussed with MIPS’ management the audited consolidated financial statements for the fiscal year ended June 30, 2008.

The Audit and Corporate Governance Committee has discussed with Ernst & Young LLP, MIPS’ independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, 89 and 90 relating to communications with Audit Committees.

The Audit and Corporate Governance Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1, “Independence Discussions with Audit Committees”, and the Audit and Corporate Governance Committee has discussed with Ernst & Young LLP their independence.

Based on the reviews and discussions referred to above, the Audit and Corporate Governance Committee recommended to the Board of Directors that the audited consolidated financial statements be included in MIPS’ annual report on Form 10-K for the fiscal year ended June 30, 2008.

The Audit and Corporate Governance Committee

William M. Kelly, Chairman

Anthony B. Holbrook

Robin L. Washington

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If you want us to consider including a proposal in next year’s Proxy Statement, you must deliver it in writing to MIPS at 1225 Charleston Road, Mountain View, California 94043, Attention: Assistant Secretary, no later than June 3, 2009.

Our by-laws provide that stockholders wishing to nominate a director or present a proposal at next year’s annual meeting, but not wishing to have such nomination or proposal included in our Proxy Statement, must submit specified information in writing to MIPS at the above address no later than September 12, 2009 but no sooner than August 14, 2009.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

Stuart J. Nichols
Vice President, General Counsel and Corporate Secretary

MIPS TECHNOLOGIES, INC.

1225 CHARLESTON ROAD

MOUNTAIN VIEW, CA 94043-1389

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MIPS Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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The Board of Directors recommends a vote FOR the nominees listed.

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1. Election of Directors: To elect four Directors as set forth in the Proxy Statement.

Election of Directors

Nominees:

01) Anthony B. Holbrook

02) John E. Bourgoin

03) Robert R. Herb

04) Robin L. Washington

Vote On Proposal

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain

2. Ratification of appointment by MIPS Technologies of Ernst & Young LLP to serve as the Company’s independent auditors for the 2009 fiscal year.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE FOLLOWING PROPOSAL AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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PROXY

MIPS TECHNOLOGIES, INC.

COMMON STOCK

PROXY FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MIPS TECHNOLOGIES, INC.

The undersigned stockholder of MIPS Technologies, Inc., a Delaware corporation (“MIPS Technologies” or “Company”), hereby appoints MAURY AUSTIN and STUART J. NICHOLS, as proxies for the undersigned, with full power of substitution, to attend the 2008 Annual Meeting of Stockholders of MIPS Technologies to be held on Wednesday, November 12, 2008 at 2:00 p.m. at the Company’s corporate offices at 1225 Charleston Road, Mountain View, CA 94043, and at any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE